UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2013

3Power Energy Group, Inc. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	333-103647 (Commission File Number)	98-0393197 (IRS Employer Identification No.)

P.O. Box 50006, Sh. Rashid Building, Sh. Zayed Road., Dubai, United Arab Emirates

(Address of principal executive offices)

011 97 14 3210312 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer and Directors

On March 15, 2013, the board of directors (the “Board”) accepted the resignation of Mr. Umamaheswaran Balasubramaniam as the Chief Executive Officer and Director of 3Power Energy Group Inc., a Nevada corporation (the “Company”).  Mr. Balasubramaniam’s decision to resign from the Board of the Company was not based upon any disagreement with the Company on any matter relating to the Company's operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

On March 15, 2013, the Board accepted the resignation of Mr. James Wilson as a Director of the Company.  Mr. Wilson’s decision to resign from the Board of the Company was not based upon any disagreement with the Company on any matter relating to the Company's operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

Appointment of Officer

On March 15, 2013, the Board of the Company unanimously approved the appointment of Sharif Rahman as the Company’s Chief Executive Officer. Mr. Rahman is also currently the Company’s Chief Financial Officer and a member of the Board.

Sharif Rahman, age 63, Chief Executive Officer, Chief Financial Officer and Director

Mr. Rahman has been a member of the Company’s Board since September 2011 and the Company’s Chief Financial Officer since October 2011. Mr. Rahman is currently the CEO of the Falak Holding Group of companies, a Dubai based group involved in several diversified business sectors including as the initiator and a major shareholder of the $3.6 Billion Dubai sport city project - the world’s largest sports themed real estate project.

A graduate major in commerce from Kerala University in India, he joined the Falaknaz Holding Group at its inception 36 years ago and has been the driving force behind the group’s projects - from the startup stage through to full operation. He remains the personal investment and business advisor to Mr. Falaknaz and family, a prominent Dubai-based high net worth entrepreneur and the founder & owner of the Falak Holding Group.

Mr. Rahman brings to the Company valuable expertise as an entrepreneur and senior executive with a history of involvement in multi-billion dollar projects. He also brings a well-established network of relationships in the affluent communities of the Arabian Gulf region and India.

In addition to his long-standing work with the Falak Holding Group, he is also the Founder and managing partner of International Expo Consults, one of the Middle East’s leading exhibition and trade show organizers established in 1994, as well as Chairman and owner of a $25 million turnover business in India which he founded 20 years ago.  Mr. Rahman is also known as Shereef Mohammed Haneefa Rehuman.

The Company has determined that Mr. Rahman’s extensive business experience and his key relationships within the Middle East and India have provided him with the skills necessary to serve as an officer and director.

Family Relationships

Mr. Rahman does not have a family relationship with any of the officers or directors of the Company.

Transactions with Related Persons

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

Currently we have not entered into any employment agreement with Mr. Rahman. The Board determined to remunerate Mr. Rahman, as Chief Financial Officer, for his services to the Company on a monthly sum of $15,000 and further reimburse all related expenses incurred by him. As of the date hereof, Mr. Rahman will not receive any additional compensation for his services as Chief Executive Officer.

Item 8.01. Other Events

Attached as Exhibit 99.1 to this report on Form 8-K (the “Report”) is a Letter to the Company’s shareholders, dated March 19, 2013. This letter is also posted on the Company’s website at www.3powerenergy.com. Also attached as Exhibit 99.2 to this Report is an Independent Analysis prepared by Illyrian Consulting Engineers and Avanntive Consulting sh.p.k.

Item 9.01  Financial Statements and Exhibits

(c)           The following exhibits are being furnished herewith:

Exhibit No.           Exhibit Description

99.1	Letter to Shareholders, dated March 18, 2013.
99.2	Independent Analysis prepared by Illyrian Consulting Engineers and Avanntive Consulting sh.p.k.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2013 3POWER ENERGY GROUP, INC. /s/ Sharif Rahman By: Sharif Rahman Title: Chief Executive Officer and Chief Financial Officer